Exhibit 5.1
[Letterhead of Cadwalader, Wickersham & Taft LLP]

February 1, 2006
Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288
Ladies and Gentlemen:
          We have acted as special counsel to Wachovia Corporation, a North Carolina corporation (the “Company”) in connection with the proposed sale by the Company and Wachovia Capital Trust III, a statutory trust created under the laws of the State of Delaware (the “Trust”) and purchase by Wachovia Capital Markets, LLC and Goldman, Sachs & Co., as representatives of the underwriters named therein (collectively, the “Underwriters”), of the Trust’s 5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities (the “Normal WITS”), pursuant to the terms of the Underwriting Agreement, dated January 25, 2006 (the “Agreement”), among the Company, the Trust and the Underwriters. The WITS will be issued pursuant to an Amended and Restated Trust Agreement among the Company, as depositor, and the trustees named therein (the “Trust Agreement”). The proceeds of the sale of the Normal WITS and of the common securities of the Trust to be sold by the Trust to the Company will be invested in the Company’s Remarketable Junior Subordinated Notes due March 15, 2042 (the “Junior Subordinated Notes”), to be issued pursuant to an indenture (the “Base Indenture”) and a supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee, each dated as of the date hereof. On the date hereof, the Trust is entering into (i) a Stock Purchase Contract Agreement (the “Stock Purchase Contract Agreement”) with the Company, pursuant to which the Trust will agree to purchase Stock Purchase Contracts, obligating the Trust to purchase from the Company, and the Company to sell to the Trust, subject to the terms thereof, Series I, Class A Preferred Stock, no par value and $100,000 liquidation preference per share (the “Preferred Stock”), on the Stock Purchase Date provided for (and as defined in) the Stock Purchase Contract Agreement, and (ii) a Collateral Agreement (the “Collateral Agreement”) among Wachovia, JPMorgan Chase Bank NA, as Collateral Agent, Custodial Agent, Securities Intermediary and Securities Registrar and the Trust, acting through U.S. Bank National Association, as Property Trustee, under which the Trust will initially pledge the Junior Subordinated Notes to secure its obligation to purchase Preferred Stock under the Stock Purchase Contracts. A Guarantee (the “Guarantee”) on the WITS will be issued pursuant to the terms of a

Guarantee Agreement by and between the Company, as guarantor and U.S. Bank National Association as Guarantee Trustee, dated as of the date hereof (the “Guarantee Agreement”). The Preferred Stock will be issued pursuant to the Stock Purchase Contract Agreement and the Company’s articles of incorporation, as amended by the Articles of Amendment (the “Articles of Amendment”). The forms of the Indenture, the Junior Subordinated Notes, the Trust Agreement, the Guarantee Agreement, the Stock Purchase Contract Agreement, and each of the WITS are being, or will be, filed as exhibits to, or incorporated by reference in, the Registration Statement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Registration Statement.
          In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction of (i) the Registration Statement on Form S-3 relating to the WITS, Junior Subordinated Notes, Stock Purchase Contracts, Preferred Stock and Guarantee, filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2006, under the Securities Act of 1933, as amended (the “Act”), together with the prospectus (hereinafter referred to as the “Registration Statement”) (ii) the form of Indenture, (iii) the form of Junior Subordinated Note, (iv) the form of Trust Agreement, (v) the form of Guarantee Agreement, and (vi) such other certificates, corporate and public records, agreements and instruments and other documents, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.
          We have also assumed (other than with respect to the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Agreement.

          We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.
          Based upon and subject to the foregoing, we are of the opinion that:
     1. The Junior Subordinated Notes have been duly authorized and executed by the Company and, when the Junior Subordinated Notes have been duly authenticated and delivered by the Trustee in the manner contemplated in the Indenture and paid for by the Trust, the Junior Subordinated Notes will be legal, valid and binding obligations of the Company and entitled to the benefits provided by the Indenture.
     2. The Guarantee Agreement has been duly authorized, executed and delivered by the Company and the Guarantee constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law or considerations of public policy.
          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Act. Without our prior written consent, this letter is not to be relied upon, used, circulated, quoted or otherwise referred to by, or assigned to, any other person (including any person that acquires any securities from you or that seeks to assert your rights in respect of this letter (other than your successor in interest by means of merger, consolidation, transfer of a business or other similar transaction)) or for any other purpose. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP